                                  Exhibit 11.1

                               RESOUND CORPORATION

                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                      (in thousands except per share data)

                                                                             March 31,       April 2,
                                                                             ---------       --------
                                                                                1996            1995
                                                                              -------        -------
Net income ...........................................................        $   118        $   410
                                                                              =======        =======

Average common shares outstanding (1) ................................         15,690         15,325
Net effect of dilutive stock options (based on treasury stock method),            429            378
                                                                              -------        -------
Total shares for primary and fully diluted net income per share (2) ..         16,119         15,703
                                                                              =======        =======
Net income per share .................................................        $  0.01        $  0.03
                                                                              =======        =======


Notes:

(1) Actual shares issued and outstanding as of March 31, 1996 were 15,710,678.

(2) Fully diluted amounts do not differ materially.